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                                                                   EXHIBIT 10.45

                               AMENDMENT NO. 1 TO
                              EMPLOYMENT AGREEMENT

     Agreement (this "Agreement"), dated as of July 1, 2001, between Boron, LePore & Associates, Inc., a Delaware corporation (the "Company"), and Anthony
J. Cherichella (the "Executive").


                                   WITNESSETH

     WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of May 1, 2000 (the "Employment Agreement");

     WHEREAS, capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the Employment Agreement; and

     WHEREAS, the Company and the Executive hereby desire to amend certain terms of the Employment Agreement.

     NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

     Section 1. Section 6(e) is hereby amended by adding the following language after the words "change of control" at the end of the second sentence and before the word "Notwithstanding" at the beginning of the third sentence: "In addition to any other benefits to which Executive may be entitled in accordance with the Company's then existing severance policies, the Company shall, for a period of eighteen (18) months commencing upon the termination of the Executive, continue to provide family medical and dental insurance coverage to Executive, Executive's spouse and Executive's dependents, on the same terms and conditions as though Executive had remained employed. In the event Executive's participation in any medical or dental insurance plan is barred, the Company shall arrange to provide Executive with benefits substantially equivalent to those which Executive would otherwise have received had his participation not been barred."

     Section 2. The language currently existing as Section 10 "Assignability; Change of Control" is hereby amended by making such language Section 10(a). The following is to be inserted immediately following said Section 10(a) and before
Section 11:

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     (b) Gross-Up Payments.

         (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, other than amounts payable solely under Section 4(b), but including amounts paid under Sections 6 or 10 calculated with reference to Section 4(b), (the "Severance Payments"), would be subject to the excise tax imposed by
Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this subsection, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.

         (ii) Subject to the provisions of Subparagraph 10(b)(iii), all determinations required to be made under this Subparagraph 10(b), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by Arthur Andersen LLP or any other nationally recognized accounting firm selected by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the date of the Executive's termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive's residence on the date of the Executive's termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The initial Gross-Up Payment, if any, as determined pursuant to this Subparagraph 10(b)(ii), shall be paid to the applicable tax authorities on behalf of the Executive within five
(5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Company shall furnish the Executive with an opinion of counsel that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"). In the event that the Company exhausts its remedies pursuant to Subparagraph 10(b)(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by the

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Executive in connection with the proceedings described in Subparagraph
10(b)(iii), shall be promptly paid by the Company to or for the benefit of the Executive.

         (iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, provided that the Company has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, the Executive shall:

               (A) give the Company any information reasonably requested by the Company relating to such claim,

               (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,

               (C) cooperate with the Company in good faith in order effectively to contest such claim, and

               (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Subparagraph 10(b)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with

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          respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

          Section 3. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Subparagraph 10(b)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Subparagraph 10(b)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Subparagraph 10(b)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          (v) Except as expressly provided for in this Agreement, all other provisions of the Employment Agreement shall be unaffected by this Agreement and shall remain in full force and effect. By execution of this Agreement, the Company shall not be deemed to have compromised or waived any of its rights under the Employment Agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as an instrument under seal and attested, all as of the day and year first above written.

                                              BORON, LePORE & ASSOCIATES, INC.


                                              By: /s/ Steven M. Freeman
                                                 -------------------------------
                                                       Name: Steven M. Freeman
                                                       Title: President & COO

                                              /s/ Anthony J. Cherichella
                                              ----------------------------------
                                              Anthony J. Cherichella